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                                                                       EXHIBIT 5




                                                        June 20, 2001


USFreightways Corporation
8550 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631

Re:      Registration Statement on Form S-8
         USFreightways Corporation Long-Term Incentive Plan, as amended and restated, and USFreightways Corporation Stock Option Plan for Non-Employee Directors, as amended and restated

Ladies and Gentlemen:

         We have acted as counsel to USFreightways Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the grant of awards by the Company to purchase up to 400,000 additional shares of the Company's Common Stock, $0.01 par value ("Common Stock"), which may be offered by the Company under the USFreightways Corporation Long-Term Incentive Plan, as amended and restated, and the grant of awards by the Company to purchase up to 100,000 additional Shares of the Company's Common Stock which may be offered by the Company under the USFreightways Corporation Stock Option Plan for Non-Employee Directors, as amended and restated.

         In connection with this matter, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other documents as we have deemed relevant and necessary, and have reviewed such questions of law as we have considered necessary and appropriate, for the purposes of this opinion.

         We have assumed the accuracy and genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostat copies and the authenticity of the originals of such latter documents.
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         Based upon and subject to the foregoing, we advise you that, in our opinion:

1. The Company has corporate authority to issue the shares of Common Stock proposed to be offered as set forth in the Registration Statement.

2. The shares of Common Stock proposed to be offered by the Company as set forth in the Registration Statement have been duly authorized and, when issued and sold as set forth in the Registration Statement, and in accordance with the USFreightways Corporation Long-Term Incentive Plan, as amended and restated, and the USFreightways Corporation Stock Option Plan for Non-Employee Directors, as amended and restated, referred to in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by the Company. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

         We express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                                           Very truly yours,

                                           /s/ Sachnoff & Weaver, Ltd.
                                           ---------------------------
                                           SACHNOFF & WEAVER, LTD.